Exhibit 3.1

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	FIRST: The name of the limited liability company is Valor Acquisition, LLC.

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SECOND: The address of its registered office in the State of Delaware is 1675 South State St., Ste. B, in the City of Dover, Kent County, Delaware 19808. The name of its Registered Agent at such address is Capitol Services, Inc.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation of Valor Acquisition, LLC this 7th day of August, 2019.

/s/ Kristy A. Foster
Kristy A. Foster, Authorized Person